SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

BLOCKBUSTER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

April 11, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Blockbuster Inc. to be held at Blockbuster’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 20, 2003, at 10:00 a.m., Dallas time.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the meeting, which includes (i) the election of two Class I directors; and (ii) ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent accountants for fiscal 2003. In addition, we will review with you the affairs and progress of Blockbuster during the past fiscal year.

Directors and officers of Blockbuster will be present to help host the meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

Blockbuster’s Board of Directors believes that a favorable vote on each of the matters to be considered at the meeting is in the best interests of Blockbuster and its stockholders and unanimously recommends a vote “FOR” each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

Please complete, sign, date and return the enclosed proxy without delay. If you attend the meeting, you may vote in person even if you have previously mailed a proxy.

I look forward to seeing you at the meeting.

Sincerely,

John F. Antioco

Chairman of the Board and

    Chief Executive Officer

Blockbuster Inc. • Renaissance Tower • 1201 Elm Street • Dallas, TX 75270-2102 • Phone: (214) 854-3000

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blockbuster Inc., a Delaware corporation, will be held at Blockbuster’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 20, 2003, at 10:00 a.m., Dallas time, for the following purposes:

(1)	The election of two Class I directors for terms expiring in 2006;

(2)	Ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster’s independent accountants for fiscal 2003; and

(3)	The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on March 24, 2003, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours at Blockbuster’s corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

Marilyn R. Post

Vice President and Secretary

Dallas, Texas

April 11, 2003

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 20, 2003

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blockbuster Inc. for use at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 20, 2003, at 10:00 a.m., Dallas time, or at such other time and place to which the meeting may be adjourned. The approximate date on which this Proxy Statement and accompanying proxy are first being sent or given to stockholders is April 11, 2003. Blockbuster Inc. will be referred to as “Blockbuster” or the “Company” in this Proxy Statement.

All shares represented by valid proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the two persons named under “Proposal I—Election of Directors” as nominees for election as Class I directors; and (ii) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2003. The Board of Directors knows of no other business to be presented at the meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

A stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy, or by voting the shares in person at the meeting.

VOTING SECURITIES AND RECORD DATE

The Company has two classes of common stock outstanding: Class A Common Stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to five votes per share. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on the matters to be considered at the meeting, and their votes are counted and totaled together. The record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof was the close of business on March 24, 2003, at which time the Company had issued and outstanding 35,679,588 shares of Class A Common Stock and 144,000,000 shares of Class B Common Stock.

As of the record date, Viacom International Inc., a subsidiary of Viacom Inc., held all of the outstanding shares of the Company’s Class B Common Stock and 466,800 shares of the Company’s Class A Common Stock, which constitutes approximately 95% of the combined voting power of the Company. As a result, Viacom International Inc. is able, acting alone, to approve the proposals submitted for approval at the meeting. Viacom International Inc. has advised the Company that it intends to vote all of its shares of Common Stock in favor of the election of the two nominated directors and ratification of the appointment of PricewaterhouseCoopers LLP.

QUORUM AND VOTING

The presence at the meeting, in person or by proxy, of the stockholders of record entitled to cast at least a majority of the votes that all stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to that matter. Therefore, a broker non-vote would not count as a vote in favor of or against a particular matter and, accordingly, would not affect the outcome of the vote. Brokers will have discretionary authority to vote on Proposals I and II in the absence of timely instructions from their customers. As a result, there should not be any broker non-votes in connection with the meeting.

Proposal I.    To be elected, each nominee for election as a Class I director must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present or represented at the meeting and entitled to vote on such proposal. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

Proposal II.    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants requires the affirmative vote of the holders of a majority of the votes of the Common Stock present or represented at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

There are two Class I directors to be elected for terms expiring at the Company’s Annual Meeting of Stockholders in 2006 or until their successors have been elected and qualified. All duly submitted and unrevoked proxies will be voted for the nominees set forth below, except where authorization to so vote is withheld. If, for any reason, any of the nominees becomes unavailable for election, the holders of the proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected. Proxies cannot be voted for more than two nominees.

Information concerning the two nominees proposed by the Board of Directors for election as Class I directors, along with information concerning the present Class II and Class III directors whose terms of office will continue after the meeting, is set forth below.

The nominees for election as Class I directors are as follows:

Class I Nominees—Terms Expiring in 2006

Name	Age	Current Position
Philippe P. Dauman	49	Director
Richard J. Bressler	45	Director

The present directors whose terms will expire after 2003 are as follows:

Class II Directors—Terms Expiring in 2004

Name	Age	Current Position
Mel Karmazin	59	Director
John L. Muething	81	Director
Sumner M. Redstone	79	Director

Class III Directors—Terms Expiring in 2005

Name	Age	Current Position
John F. Antioco	53	Chairman of the Board and
		Chief Executive Officer
Linda Griego	55	Director

Set forth below is a description of the background of each of the directors of the Company.

John F. Antioco has served as the Company’s Chairman of the Board of Directors and Chief Executive Officer since 1997 and served as its President from 1997 until September 2001. From 1996 until 1997, Mr. Antioco served as President and Chief Executive Officer for Taco Bell Corporation. Mr. Antioco serves as Chairman of the Board of Directors of Main Street and Main Incorporated and is a member of the Board of Governors of the Boys & Girls Clubs of America.

Richard J. Bressler was elected as a director of the Company in May 2001. Mr. Bressler has served as Senior Executive Vice President and Chief Financial Officer of Viacom Inc. since 2001. Prior to joining Viacom Inc., Mr. Bressler served as Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from 1995 until 1999. Mr. Bressler serves on the National Advisory Committee of JPMorgan Chase.

Philippe P. Dauman was elected as a director of the Company in January 1995. Mr. Dauman has served as a director of Viacom Inc. since 1987 and has been Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since 2000. Mr. Dauman served as Deputy Chairman of Viacom Inc. from 1996 until 2000 and as its Executive Vice President from 1994 until 2000. From 1993 until 1998, Mr. Dauman also served as General Counsel and Secretary of Viacom Inc. Mr. Dauman is a director of Genuity Inc., Lafarge North America Inc. and National Amusements, Inc.

Linda Griego was elected as a director of the Company in July 1999. Ms. Griego has served as President of Zapgo Entertainment Group, LLC, a television programming production company, since 1997 and is the Managing General Partner of Engine Co. No. 28, a restaurant that she founded in 1988. From July 1999 until January 2000, Ms. Griego served as the interim President and Chief Executive Officer of the Los Angeles Community Development Bank, a $430 million federally funded community bank. From 1994 until 1997, Ms. Griego served as President and Chief Executive Officer of Rebuild LA, Inc., an economic development corporation. Ms. Griego is a director of Granite Construction Incorporated and Southwest Water Company and also serves as a Los Angeles director of the Federal Reserve Bank of San Francisco.

Mel Karmazin was elected as a director of the Company in May 2000. Mr. Karmazin has served as a director and as President and Chief Operating Officer of Viacom Inc. since 2000. From 1999 until 2000, Mr. Karmazin served as President and Chief Executive Officer of CBS Corporation. Mr. Karmazin was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from 1997 until 1998. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity Broadcasting Corporation from December 1998 until its public shares were acquired by Viacom Inc. Mr. Karmazin is Vice Chairman of the Board of Trustees for The Museum of Television and Radio and serves on the Board of Directors of the New York Stock Exchange, Inc. and Westwood One, Inc.

John L. Muething was elected as a director of the Company in July 1999. Mr. Muething has been Of Counsel to the Cincinnati, Ohio law firm of Keating, Muething & Klekamp since 1986. He also served as a director of Spelling Entertainment Group Inc. from 1992 until 1999.

Sumner M. Redstone was elected as a director of the Company in May 1999. Mr. Redstone has been a director of Viacom Inc. since 1986 and Chairman of the Board of Viacom Inc. since 1987 and acquired the title of Chief Executive Officer of Viacom Inc. in 1996. Mr. Redstone has served as Chairman of the Board of National Amusements, Inc. since 1986 and as its Chief Executive Officer since 1967. He also served as President of National Amusements, Inc. from 1967 through 1999. Mr. Redstone is a member of the Advisory Council for the Academy of Television Arts and Sciences Foundation and is on the Board of Trustees for The Museum of Television and Radio. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured on entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University. He has also been a frequent lecturer at colleges, including Harvard Law School. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the U.S. Court of Appeals, and then as a Special Assistant to the U.S. Attorney General.

The Board of Directors recommends a vote FOR the election of the nominees for Class I Director named above.

MEETINGS OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of its Board of Directors. The Board of Directors meets on a regularly scheduled basis during its fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met six times and acted by unanimous written consent four times during the 2002 fiscal year. During the 2002 fiscal year, each member of the Board of Directors participated in at least 75% of the aggregate number of Board meetings and applicable committee meetings held during the period for which he or she was a director.

The Board of Directors has established audit, senior executive compensation and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. Additionally, in February 2003, the Board of Directors established nominating and corporate governance committees. The functions of each of these committees and their current members, as well as the number of meetings held during the 2002 fiscal year, if any, are described below.

Audit Committee.    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Company’s financial reports and other financial information provided by the Company to its stockholders, the public and others; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent accountants’ qualifications, independence and performance; and (iv) the performance of the Company’s internal audit function, including its systems of internal controls. The Audit Committee’s duties and responsibilities include:

•	direct responsibility for the appointment, compensation and oversight of the work of the Company’s independent accountants, including the authority to pre-approve all services to be provided by the independent accountants;

•	reviewing the scope and results of the independent accountants’ audit of the Company’s annual financial statements and the scope and plan of the work to be done by the Company’s internal audit group;

•	reviewing and discussing with management and the Company’s independent accountants the Company’s annual audited financial statements and quarterly financial statements;

•	reviewing and discussing with management, the Company’s independent accountants and the Company’s internal audit group the adequacy and effectiveness of the Company’s system of internal controls; and

•	reviewing material legal matters and the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter, as amended in March 2003, is attached to this Proxy Statement as Appendix A. Ms. Griego (Chair), Mr. Muething and Mr. Dauman are members of the Audit Committee. The Board of Directors has determined that Ms. Griego and Mr. Muething are “independent,” as defined by the rules of the New York Stock Exchange as currently in effect. Mr. Dauman is not “independent,” as defined by the current rules, due to his positions as an executive officer of Viacom Inc. and Blockbuster until May 2000; however, the Board of Directors has determined in its business judgment that Mr. Dauman’s membership on the Audit Committee is required by the best interests of the Company and its stockholders due to his extensive industry and business expertise. The Board of Directors has also determined in its business judgment that Mr. Dauman’s former positions as an executive officer of Viacom Inc. and Blockbuster do not interfere with his exercise of independent judgment. Therefore, Mr. Dauman has been appointed a member of the Audit Committee pursuant to the override provision of the New York Stock Exchange rules. The Audit Committee met ten times and acted by unanimous written consent two times during the 2002 fiscal year.

Senior Executive Compensation Committee.    The functions of the Senior Executive Compensation Committee include: (i) reviewing and approving the Company’s policies and practices relating to the compensation of senior executive officers of the Company, including the forms of their employment agreements and individual compensation recommendations for such officers; (ii) approving the Company’s incentive compensation, including annual bonus and stock options plans, for such senior executive officers, subject to stockholder approval where appropriate; and (iii) where designated by the Board of Directors, approving any other benefit programs for such senior executive officers, subject to stockholder approval where appropriate. Mr. Muething (Chair) and Ms. Griego are members of the Senior Executive Compensation Committee. The Senior Executive Compensation Committee met four times and acted by unanimous written consent four times during the 2002 fiscal year.

Compensation Committee.    Subject to the authority of the Board of Directors, and except with respect to matters entrusted to the Company’s Senior Executive Compensation Committee, the functions of the Compensation Committee include: (i) assisting management in defining and overseeing the Company’s general compensation practices; (ii) reviewing and approving the forms of employment agreements for employees at the level of vice president and above; (iii) approving the Company’s incentive compensation plans, subject to stockholder approval where appropriate; and (iv) overseeing certain of the Company’s other employee benefit programs. Messrs. Dauman (Chair), Muething and Redstone and Ms. Griego are members of the Compensation Committee. The Compensation Committee met two times during the 2002 fiscal year.

Nominating Committee.    The Board of Directors established a Nominating Committee during 2003. The primary functions of the Nominating Committee include: (i) assisting the Board of Directors by identifying individuals qualified to become Board members; and (ii) recommending to the Board of Directors the director nominees for election at each annual meeting of stockholders. The Nominating Committee will consider director nominees recommended by the stockholders of the Company. The procedures to be followed for any such recommendations are described below under “Stockholder Proposals.” Mr. Antioco (Chair), Ms. Griego and Mr. Redstone are members of the Nominating Committee.

Corporate Governance Committee.    The Board of Directors established a Corporate Governance Committee during 2003. The primary functions of the Corporate Governance Committee include: (i) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; (ii) leading the Board of Directors and each committee of the Board of Directors in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; (iii) overseeing compliance with the Company’s Business Conduct Statement; and (iv) developing and recommending to the Board of Directors and administering the Corporate Governance Guidelines of the Company. Ms. Griego (Chair), Mr. Antioco and Mr. Redstone are members of the Corporate Governance Committee.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Viacom Inc. and Blockbuster Class A and Class B Common Stock beneficially owned by (i) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers who were serving as such on December 31, 2002 (based on salary and bonus earned during fiscal 2002), who will be referred to in this Proxy Statement as the “named executive officers”; (ii) each director and nominee for director of the Company; and (iii) all directors and current executive officers of the Company as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Common Stock beneficially owned by each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of its Common Stock. Except as otherwise noted, (i) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (ii) ownership is as of February 14, 2003.

Beneficial Ownership of Equity Securities
Name	Title of Equity Securities	Number of Outstanding Shares		Number of Shares Underlying Options or Conversion Rights(1)		Percent of Class
John F. Antioco	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 10,112 37,105 —	(2)(3) (3)	— 759,520 902,093 —		* * 2.6 *	%
Richard J. Bressler	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 42 — —	(4)	— 500,000 — —		* * * *
Philippe P. Dauman	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	2,121 17,560 2,108 —	(4)(5) (4)(6)	— 1,193,200 — —		* * * *
Linda Griego	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — 5,291 —		— — 9,900 —		* * * *
Mel Karmazin	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 3,752,563 — —	(4)(7)	— 7,184,329 — —		* * * *
John L. Muething	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — 8,791 —		— — 10,500 —		* * * *
Sumner M. Redstone(8)	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	93,658,908 104,344,908 466,800 144,000,000	(9) (9) (10) (10)	— 7,020,833 144,000,000 —	(10)	69.3 6.8 80.4 100.0	% % % %
Edward B. Stead	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 363 484 —	(3) (3)	— 18,750 121,050 —		* * * *

	Beneficial Ownership of Equity Securities
Name	Title of Equity Securities	Number of Outstanding Shares		Number of Shares Underlying Options or Conversion Rights(1)		Percent of Class
Nigel Travis	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	80 748 — —		— 99,250 238,799 —		* * * *
Chris Wyatt	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— — — —		— 16,000 79,900 —		* * * *
Larry J. Zine	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	— 2,017 570 —	(3) (3)	— 48,750 269,249 —		* * * *
Viacom International Inc.(11)	Blockbuster Class A Common Blockbuster Class B Common	466,800 144,000,000	(10) (10)	144,000,000 —	(10)	80.4 100.0	% %
Viacom Inc.(11) NAIRI, Inc.(12) National Amusements, Inc.(12)
FMR Corp.(13) Edward C. Johnson 3d(13) Abigail P. Johnson(13)	Blockbuster Class A Common	4,627,041	(14)	—		13.0%
Husic Capital Management(15) Frank J. Husic & Co.(15) Frank J. Husic(15)	Blockbuster Class A Common	1,857,600	(16)	—		5.2%
Janus Capital Management LLC(17)	Blockbuster Class A Common	2,855,730	(18)	—		8.0%
LSV Asset Management(19)	Blockbuster Class A Common	2,265,764	(20)	—		6.4%
Putnam, LLC(21) Marsh & McLennan Companies, Inc.(23) Putnam Investment Management, LLC(21) The Putnam Advisory Company, LLC(21)	Blockbuster Class A Common	2,287,866	(22)	—		6.4%
Steven A. Cohen(24)	Blockbuster Class A Common	2,342,000	(25)	—		6.6%
S.A.C. Capital Advisors, LLC(24)
S.A.C. Capital Management, LLC(26)
S.A.C. Capital Associates, LLC (27)
Sigma Capital Management, LLC(26)
Sigma Capital Associates, LLC(27)
Directors and current executive officers as a group other than Mr. Redstone (13 persons)(28)	Viacom Class A Common Viacom Class B Common Blockbuster Class A Common Blockbuster Class B Common	2,259 3,783,546 56,463 —	(29) (30) (31)	— 9,872,799 1,848,641 —		* * 5.1 *	%

*	Less than 1%.

(1)	Amounts indicated reflect shares subject to stock options that, on February 14, 2003, were unexercised but were exercisable within a period of 60 days from that date; except that amounts of Blockbuster Class A Common Stock indicated in this column as beneficially owned by Sumner M. Redstone and Viacom International Inc. reflect shares subject to the conversion rights described in footnote (10) below. These shares are excluded from the column headed “Number of Outstanding Shares.”
(2)	This includes 10,000 shares that are held jointly with Mr. Antioco’s spouse, as to which he shares voting and investment power.
(3)	This includes shares held through Blockbuster’s 401(k) plan as of December 31, 2002.
(4)	This includes shares held through Viacom Inc.’s 401(k) plan as of December 31, 2002.
(5)	This includes 2,000 shares that are held by a family member of Mr. Dauman.
(6)	This includes 4,000 shares that are held by a family member of Mr. Dauman.
(7)	This includes (i) 1,979,159 shares of Viacom Class B Common Stock as to which Mr. Karmazin has sole voting power, but no investment power; and (ii) 100,397 shares of Viacom Class B Common Stock held by the Karmazin Foundation as to which Mr. Karmazin has sole voting and shared investment power, and 476,131 shares of Viacom Class B Common Stock held by the Karmazin Charitable Lead Annuity Trusts I and II. Mr. Karmazin disclaims beneficial ownership of the shares reported in (ii), except, in the case of the trusts, to the extent of his pecuniary interest. This also includes 271,546 shares of Viacom Class B Common Stock owned by a family member of Mr. Karmazin, as to which he disclaims beneficial ownership.
(8)	The address for Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.
(9)	Except for 80 shares of Viacom Class A Common Stock and 10,080 shares of Viacom Class B Common Stock owned directly by Mr. Redstone, all shares are beneficially owned through National Amusements, Inc. Mr. Redstone is the Chairman and Chief Executive Officer of, and the beneficial owner of the controlling interest in, National Amusements, Inc.
(10)	This is based in part on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003, which was jointly filed by Viacom International Inc., Viacom Inc., NAIRI, Inc., National Amusements, Inc. and Sumner M. Redstone. The shares of Class A and Class B Common Stock are indirectly held by Viacom Inc. through its ownership of Viacom International Inc. Approximately 69.0% of Viacom Inc.’s voting stock is owned by NAIRI, Inc., which in turn is a wholly-owned subsidiary of National Amusements, Inc. Beneficial ownership is attributed to Mr. Redstone due to his beneficial ownership and control of National Amusements, Inc., as disclosed in footnote (9) above, and NAIRI, Inc. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, each share of the Company’s Class B Common Stock is convertible at the option of the holder thereof into one share of the Company’s Class A Common Stock. As a result, Viacom International Inc., Viacom Inc., NAIRI, Inc., National Amusements, Inc. and Mr. Redstone are deemed to beneficially own 144,000,000 shares of the Company’s Class A Common Stock through ownership of 144,000,000 shares of the Company’s Class B Common Stock.
(11)	The address for Viacom Inc. and Viacom International Inc. is 1515 Broadway, New York, New York 10036.
(12)	The address for NAIRI, Inc. and National Amusements, Inc. is 200 Elm Street, Dedham, Massachusetts 02026.
(13)	The address for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.
(14)

This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2003, which was jointly filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. According to the Schedule 13G, FMR Corp. beneficially owns (i) 4,062,300 of such shares through its wholly-owned subsidiary Fidelity Management & Research Company (“FMRC”), as a result of FMRC’s acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including FA Mid Cap Stock Fund, which owns 3,386,800 of the 4,062,300 shares; (ii) 228,800 of such shares through Fidelity International Limited (“FIL”), a former majority-owned subsidiary of FMRC, as to which shares FMR Corp. states in the Schedule 13G that it reports beneficial ownership on a voluntary basis despite having the view that FIL’s shares need not be aggregated with FMR

Corp.’s; and (iii) 335,941 of such shares through other investment managers or investment advisers. In the Schedule 13G, FMR Corp., Mr. Johnson and Abigail P. Johnson report no voting power with respect to any of the shares of Class A Common Stock, except that FMR Corp. reports sole voting power with respect to 532,341 of such shares. Mr. Johnson and Abigail P. Johnson are reporting persons due to their controlling positions with FMR Corp.

(15)	The address for Husic Capital Management, Frank J. Husic & Co. and Frank J. Husic is 555 California Street, Suite 2900, San Francisco, California 94104.
(16)	This is based in part on an amendment to Schedule 13G filed with the Securities and Exchange Commission on March 16, 2001, which was jointly filed by Husic Capital Management, Frank J. Husic & Co. and Frank J. Husic. According to the Schedule 13G, the shares are indirectly held by Frank J. Husic & Co. as the sole general partner of Husic Capital Management and by Frank J. Husic as the sole stockholder of Frank J. Husic & Co.
(17)	The address for Janus Capital Management LLC is 100 Fillmore Street, Denver, Colorado 80206.
(18)	This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by Janus Capital Management LLC. According to the Schedule 13G, Janus Capital Management LLC may be deemed to beneficially own all of the shares reported as a result of its role as investment adviser or sub-adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients, each of whom is furnished investment advice by Janus Capital Management LLC or by a wholly-owned or majority-owned subsidiary of Janus Capital Management LLC.
(19)	The address for LSV Asset Management is 1 North Wacker Drive, Suite 4000, Chicago, Illinois 60606.
(20)	This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management has sole voting power with respect to 1,754,564 of such shares and sole investment power with respect to 2,158,264 of such shares.
(21)	The address for Putnam, LLC, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC is One Post Office Square, Boston, Massachusetts 02109.
(22)	This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by Putnam, LLC d/b/a Putnam Investments (“Putnam Investments”), on behalf of itself, of its parent, Marsh & McLennan Companies, Inc. (“M&MC”), and of its wholly-owned subsidiaries Putnam Investment Management, LLC, which beneficially owns 1,491,031 of such shares, and The Putnam Advisory Company LLC, which beneficially owns 796,835 of such shares. M&MC reports no voting or investment power with respect to the shares. Putnam Investments reports no sole voting or sole investment power with respect to the shares, but reports shared voting power with respect to 401,004 of such shares and shared investment power with respect to all of such shares. Putnam Investments and M&MC disclaim beneficial ownership of all of the shares reported.
(23)	The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.
(24)	The address for Steven A. Cohen and S.A.C. Capital Advisors, LLC is 72 Cummings Point Road, Stamford, Connecticut 06902.
(25)

This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2003, which was jointly filed by S.A.C. Capital Advisors, LLC (“SAC Advisors”), S.A.C. Capital Management, LLC (“SAC Management”), S.A.C. Capital Associates, LLC (“SAC Associates”), Sigma Capital Management, LLC (“Sigma Management”), Sigma Capital Associates, LLC (“Sigma Associates”) and Steven A. Cohen. According to the Schedule 13G, (i) pursuant to investment agreements, each of SAC Advisors, SAC Management and SAC Associates have shared voting and investment power with respect to 2,332,000 shares held by SAC Associates; (ii) pursuant to an investment management agreement, each of Sigma Management and Sigma Associates have shared voting and investment power with respect to 10,000 shares held by Sigma Associates; and (iii) Mr. Cohen, who controls each of SAC Advisors, SAC Management and Sigma Management, may be deemed to beneficially own all of the 2,332,000 and 10,000 shares, and Mr. Cohen reports shared voting and investment power with respect to all of such shares. When considered individually, the reporting persons have the following beneficial ownership percentages: each of SAC Advisors, SAC Management and SAC Associates – 6.5%; each of Sigma Management and Sigma Associates – less than 1%; and Mr. Cohen – 6.6%. Except for SAC Associates and Sigma Associates, each of the reporting persons disclaims beneficial ownership of the shares.

(26)	The address for S.A.C. Capital Management, LLC and Sigma Capital Management, LLC is 540 Madison Avenue, New York, New York 10022.
(27)	The address for S.A.C. Capital Associates, LLC and Sigma Capital Associates, LLC is P.O. Box 58, Victoria House, The Valley, Anguilla, British West Indies.
(28)	Including Mr. Redstone in the totals for the Company’s directors and current executive officers as a group, the number of outstanding shares and the number of shares underlying options or conversion rights of (i) Viacom Class A Common Stock is 93,661,167 and 0, respectively, or 69.3% of the class; (ii) Viacom Class B Common Stock is 108,128,454 and 16,893,632, respectively, or 7.6% of the class; (iii) Blockbuster Class A Common Stock is 523,263 and 145,848,641, respectively, or 80.6% of the class and (iv) Blockbuster Class B Common Stock is 144,000,000 and 0, respectively, or 100% of the class.
(29)	This includes information disclosed in footnotes (4) and (5) above.
(30)	This includes information disclosed in footnotes (2), (3), (4), (6) and (7) above.
(31)	This includes information disclosed in footnote (3) above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the named executive officers for each of the Company’s last three fiscal years.

			Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year		Salary($)		Bonus ($)(1)		Other Annual Compensation ($)(2)		Securities Underlying Options(#)(3)		All Other Compensation ($)
John F. Antioco	2002		1,600,000		—		13,562	(4)	600,000		21,750	(5)
Chairman of the Board	2001		1,455,000		2,500,000		69,178	(6)	544,828		2,550	(7)
and Chief Executive									600,000	(18)
Officer	2000		1,355,000		2,250,000		4,373	(4)	545,455		2,550	(7)

Edward B. Stead	2002		484,039		—		1,412	(4)	125,000		12,101	(5)
Executive Vice President									25,000	(18)
and General Counsel	2001		449,615		245,725		1,235	(4)	125,000		11,240	(5)
									25,000	(18)
	2000		407,308		205,276		1,154	(4)	100,000		14,733	(5)

Nigel Travis	2002		671,154		—		794	(8)	175,000		100,507	(9)
President and									25,000	(18)
Chief Operating Officer	2001		569,231		332,156		—	(10)	150,000		65,324	(9)
									25,000	(18)
	2000		542,309		356,992		1,570	(11)	125,000		151,810	(9)

Chris Wyatt	2002		416,416	(12)	148,617	(12)	—		45,000		62,463	(13)
Executive Vice President									20,000	(18)
and President,	2001		350,489	(12)	226,056	(12)	—		40,000		50,053	(13)
International	2000	(14)	—		—		—		—		—

Larry J. Zine	2002		547,885		—		185,358	(15)	150,000		20,819	(5)
Executive Vice President,									25,000	(18)
Chief Financial Officer	2001		489,288		284,856		204,801	(16)	125,000		19,701	(5)
and Chief Administrative									25,000	(18)
Officer	2000		470,250		305,978		258,156	(17)	100,000		6,801	(5)

(1)	This reflects bonuses earned during fiscal 2002, 2001 and 2000, respectively. In some instances, all or a portion of the bonus was paid during the next fiscal year.
(2)	In accordance with the rules of the Securities and Exchange Commission, other annual compensation does not include perquisites for an individual if the aggregate amount of such perquisites for that individual was less than $50,000.
(3)	Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A Common Stock.
(4)	This consists of reimbursement for taxes.
(5)	This consists of employer matching contributions to the Company’s 401(k) and excess 401(k) plans.
(6)	This includes (i) $51,781 for personal use of the Company’s plane; (ii) other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation; and (iii) $1,215 of reimbursement for taxes.
(7)	This consists of employer matching contributions to the Company’s 401(k) plan.
(8)

This consists of reimbursement for taxes. This number does not reflect an estimated $139,369 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2002 for Mr. Travis’ benefit in connection with employer contributions under Blockbuster’s U.K. supplemental defined contribution plan, based on an average conversion rate for 2002 of 1.50195 U.S. dollars to 1.00 British pound. The accrued amount includes the amounts accrued as of the end of 2001 and 2000, as disclosed in footnotes (10) and (11).

(9)	This consists of employer contributions to Blockbuster’s U.K. defined contribution and supplemental defined contribution plans, but does not include amounts that had accrued but had not been contributed to Mr. Travis’ account during 2001 and 2000, as applicable. The amount disclosed for 2002 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2002 of 1.50195. The amount disclosed for 2001 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2001 of 1.440368. The amount disclosed for 2000 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2000 of 1.51275 and includes approximately $84,970 that had accrued, but had not been paid, during prior years.
(10)	This does not reflect an estimated $112,901 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2001 for Mr. Travis’ benefit in connection with employer contributions under Blockbuster’s U.K. supplemental defined contribution plan, based on an average conversion rate for 2001 of 1.440368 U.S. dollars to 1.00 British pound. The accrued amount includes the amount accrued as of the end of 2000, as disclosed in footnote (11).
(11)	This consists of reimbursement for taxes. This number does not reflect an estimated $86,461 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2000 for Mr. Travis’ benefit in connection with employer contributions under Blockbuster’s U.K. supplemental defined contribution plan, based on an average conversion rate for 2000 of 1.51275 U.S. dollars to 1.00 British pound.
(12)	Mr. Wyatt’s salary and bonus are paid in British pounds. The salary amounts disclosed reflect a conversion from British pounds to U.S. dollars at average conversion rates for 2002 and 2001 of 1.50195 and 1.440368, respectively. The bonus amounts disclosed reflect a conversion from British pounds to U.S. dollars at the conversion rate on the dates of payment of the bonuses for 2002 and 2001 of 1.62620 and 1.42490, respectively.
(13)	This consists of employer contributions to Blockbuster’s U.K. defined contribution plan. The amount disclosed for 2002 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2002 of 1.50195. The amount disclosed for 2001 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2001 of 1.440368.
(14)	Mr. Wyatt did not serve as an executive officer of the Company during any part of fiscal 2000; therefore, no information is provided for fiscal 2000.
(15)	This includes (i) $98,685 of forgiveness of principal and interest on the Company’s loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $72,196 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under “Certain Relationships and Related Transactions—Other Related Party Transactions.” This also includes other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(16)	This includes (i) $103,670 of forgiveness of principal and interest on the Company’s loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $87,194 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under “Certain Relationships and Related Transactions—Other Related Party Transactions.” This also includes other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(17)	This includes (i) $65,918 of forgiveness of principal and interest on the Company’s loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $89,448 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under “Certain Relationships and Related Transactions—Other Related Party Transactions.” This also includes $86,854 relating to relocation expenses and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(18)	This reflects options to acquire shares of Viacom Inc. Class B Common Stock.

Option Grants During 2002 Fiscal Year

The following table provides information related to options granted to the named executive officers during fiscal 2002.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Shares of Common Stock Underlying Options Granted (#)(1)		% of Total Options Granted to Employees in Fiscal 2002		Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
John F. Antioco	200,000 200,000 200,000	(2) (2) (2)	3.89 3.89 3.89		24.07 27.38 23.48	Mar. 12, 2012 June 12, 2012 Sept. 12, 2012	3,027,499 3,443,827 2,953,289	7,672,276 8,727,334 7,484,215
Edward B. Stead	125,000 25,000	(3) (4)	2.43 0.11	(5)	19.10 39.50	July 23, 2012 Jan. 30, 2012	1,501,486 564,022	3,805,060 1,483,040
Nigel Travis	175,000 25,000	(3) (4)	3.41 0.11	(5)	19.10 39.50	July 23, 2012 Jan. 30, 2012	2,102,080 564,022	5,327,084 1,483,040
Chris Wyatt	45,000 20,000	(3) (4)	0.88 0.09	(5)	19.10 39.50	July 23, 2012 Jan. 30, 2012	540,535 451,218	1,369,822 1,186,432
Larry J. Zine	150,000 25,000	(3) (4)	2.92 0.11	(5)	19.10 39.50	July 23, 2012 Jan. 30, 2012	1,801,783 564,022	4,566,072 1,483,040

(1)	Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A Common Stock.
(2)	The options become exercisable with respect to 25% of the shares covered thereby on each of January 1, 2003, 2004, 2005 and 2006.
(3)	The options become exercisable with respect to one-third of the shares covered thereby on each of July 23, 2004, 2005 and 2006.
(4)	This reflects options to acquire shares of Viacom Inc. Class B Common Stock. The options become exercisable with respect to 25% of the shares covered thereby on each of January 30, 2003, 2004, 2005 and 2006.
(5)	This reflects the percentage of total options granted to all Viacom Inc. and Blockbuster employees. The percentage of total options granted to all Blockbuster employees was 18.52% for each of Messrs. Stead, Travis and Zine and 14.81% for Mr. Wyatt.

Aggregated Option Exercises During 2002 Fiscal Year and Fiscal Year-End Option Values

The following table provides information related to options exercised by the named executive officers during the 2002 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

	Shares Acquired on Exercise (#)		Value Realized($)(1)	Number of Securities Underlying Unexercised Options as of December 31, 2002				Value of In-the-Money Options as of December 31, 2002($)(2)
Name				Exercisable		Unexercisable		Exercisable		Unexercisable
John F. Antioco	336,840 274,200	(3) (4)	5,263,917 8,512,321	702,093 609,520	(5) (6)	1,784,682 600,000	(5) (6)	170,455 12,542,705	(5) (6)	340,910 —	(5) (6)
Edward B. Stead	154,600 63,000	(3) (4)	2,205,463 1,933,388	121,050 6,250	(5) (6)	398,350 43,750	(5) (6)	31,250 —	(5) (6)	62,500 31,500	(5) (6)
Nigel Travis	96,000 —	(3) (4)	886,126 —	238,799 86,750	(5) (6)	506,533 43,750	(5) (6)	28,125 1,891,618	(5) (6)	78,125 31,500	(5) (6)
Chris Wyatt	22,500 —	(3) (4)	176,399 —	79,900 11,000	(5) (6)	141,600 20,000	(5) (6)	9,375 219,360	(5) (6)	18,750 25,200	(5) (6)
Larry J. Zine	65,000 —	(3) (4)	1,020,227 —	269,249 26,250	(5) (6)	462,417 63,750	(5) (6)	31,250 —	(5) (6)	62,500 31,500	(5) (6)

(1)	Calculated based on the difference between the fair market value of the securities underlying the options and the exercise price of the options at the exercise date.
(2)	Calculated based on the difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 2002.
(3)	Represents shares of Blockbuster Class A Common Stock acquired on exercise.
(4)	Represents shares of Viacom Inc. Class B Common Stock acquired on exercise.
(5)	Represents securities underlying options to purchase Blockbuster Class A Common Stock.
(6)	Represents securities underlying options to purchase Viacom Inc. Class B Common Stock.

Compensation of Directors

During 2002, directors who did not serve as officers or employees of Viacom Inc. or Blockbuster received an annual retainer fee of $40,000 for membership on Blockbuster’s Board of Directors. Of this amount, $20,000 was paid in the Company’s Class A Common Stock that was non-transferable for one year after it was paid. The other $20,000 was paid in cash. These directors were also paid an attendance fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended if such meeting was held on a different day from the day of a Board meeting and the committee member had to travel to participate in the committee meeting. Committee members were entitled to receive only one fee for attendance at multiple committee meetings held on the same day.

In March 2003, the Board of Directors approved an increase in the annual retainer fee to $50,000, effective beginning with the 2003 calendar year. Of the $50,000, $25,000 is to be paid in the Company’s Class A Common Stock that is non-transferable for one year after it is paid. The other $25,000 is to be paid in cash. In addition, effective beginning with the 2003 calendar year, the Chair of the Audit Committee will receive an annual retainer fee of $7,500 and the Chair of the Senior Executive Compensation Committee will receive an annual retainer fee of $5,000. The Board of Directors also increased future attendance fees to $2,000 for each Board meeting and $1,000 for each committee meeting attended if such meeting is held on a different day from the day of a Board meeting.

Pension Plans

Defined Benefit Pension Plans.    Through December 31, 1999, the Company participated in a non-contributory qualified defined benefit pension plan and, for some of the Company’s highly compensated employees, a non-qualified excess defined benefit pension plan. Both plans are sponsored by Viacom Inc. The Company’s employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994 for eligibility and vesting purposes. Benefits under both plans are determined by a formula that uses final average compensation (salary and bonus) and years of benefit service. The benefits under Viacom Inc.’s excess pension plan are not subject to the provisions of the Internal Revenue Code of 1986, as amended, that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom Inc.’s qualified pension plan.

The Company’s employees ceased to participate in Viacom Inc.’s pension plans at December 31, 1999. Viacom Inc. retained the accrued liability for benefits under these plans for the Company’s employees. All of the Company’s employees who were actively employed by the Company and participating in the qualified defined benefit pension plan or the excess defined benefit pension plan on December 31, 1999 were fully vested in their accrued benefits in these plans on that date. The factors used to determine benefits payable under these plans, compensation and years of service, were also frozen on that date, with Mr. Antioco’s and Mr. Stead’s (i) compensation frozen at $160,000 each for the qualified defined benefit pension plan and $590,000 and $415,682, respectively, for the excess defined benefit pension plan and (ii) years of service frozen at 1.5 and 1.25, respectively.

The aggregate accrued annual retirement benefit payable under the qualified defined benefit pension plan and the excess defined benefit pension plan, assuming payment as a single life annuity at age 65 and not subject to deduction or offset, is approximately $19,200 for Mr. Antioco and approximately $12,200 for Mr. Stead. Messrs. Travis, Wyatt and Zine were not participants in the Viacom Inc. pension plan or excess pension plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Mr. Antioco’s employment agreement with the Company provides that he will be employed as Chairman and Chief Executive Officer of Blockbuster until December 31, 2006 at an annual salary of $1,000,000. Mr. Antioco’s employment agreement also provides for deferred compensation for the calendar years 2000 through 2006 in the amount of $355,000, $455,000, $600,000, $750,000, $900,000, $1,050,000, and $1,200,000, respectively. The deferred compensation will be payable the year after he ceases to be an executive officer of Blockbuster. Mr. Antioco is eligible to receive an annual bonus pursuant to the Company’s Senior Executive Short-Term Incentive Plan. His target bonus was set at 125% of his base salary and deferred compensation for the calendar years 1999 through 2001 and increased to 150% of his base salary and deferred compensation for the calendar years 2002 through 2006. Mr. Antioco’s bonus is payable upon satisfaction of performance objectives determined each year in accordance with the Senior Executive Short-Term Incentive Plan. In accordance with his employment agreement, (i) upon the completion of the Company’s initial public offering, Mr. Antioco received options to purchase 1,000,000 shares of the Company’s Class A Common Stock at a price per share of $15.00; (ii) in 2000, Mr. Antioco received options to purchase 545,455 shares of the Company’s Class A Common Stock at a price per share of $11.00; and (iii) in 2001, Mr. Antioco received options to purchase 344,828 shares of the Company’s Class A Common Stock at a price per share of $17.40. These options vest at a rate of 20% per year for the initial grant and 25% per year for the two subsequent grants, beginning on the first anniversary of the date of grant. Mr. Antioco’s employment agreement provides for additional grants of options to purchase an aggregate of 800,000 shares of the Company’s Class A Common Stock, which grants were awarded in increments of 200,000 shares on December 12, 2001, March 12, 2002, June 12, 2002 and September 12, 2002 at a price per share of $25.55, $24.07, $27.38 and $23.48, respectively. Each of such grants vest at a rate of 25% per year, which vesting began on January 1, 2003. Mr. Antioco also received options to purchase 600,000 shares of Viacom Inc. Class B Common Stock on December 13, 2001 at a price per share of $42.00 in accordance with his employment agreement. These options vest at a rate of 25% per year, which vesting began on January 1, 2003. In the event of the termination of Mr. Antioco’s employment without cause (as defined in his employment agreement) or his voluntary termination for good reason (as defined in his employment agreement) during the employment term, he will be entitled to receive his salary, target bonus, deferred compensation and agreed-upon benefits for the balance of the employment term, subject to mitigation after the earlier of (i) the first 24 months, or (ii) the last day of the employment term. In addition, his stock options, including options that have not vested by the date of termination, will be exercisable for at least six months after the date of termination, but not beyond the expiration date of such stock options. Mr. Antioco’s employment agreement with Viacom Inc. continues to apply with respect to his options to purchase Viacom Class B Common Stock. The agreement provides that, in the event of the termination of Mr. Antioco’s employment without cause (as defined in the agreement) or his voluntary termination for good reason (as defined in the agreement) during the employment term, his Viacom Inc. stock options, including options that have not vested on or prior to such date, will be exercisable for at least six months after the date of termination, but not beyond the expiration date of such stock options.

The Company’s employment agreements with each of Messrs. Stead, Travis and Zine are substantially similar. Each of these agreements provides for automatic renewal on March 1 of each year for a term of three years unless terminated by Blockbuster for any reason. Mr. Stead’s and Mr. Travis’ agreements provide that they will be employed at a monthly salary of $31,250 and $45,833, respectively. In addition, pursuant to an addendum to Mr. Travis’ employment agreement, Mr. Travis receives additional perquisites relating to his international assignment. During 2002, Mr. Travis’ employment agreement was amended to provide for a deferred compensation arrangement, pursuant to which he has the ability to defer up to 15% of his salary and bonus. Mr. Zine’s employment agreement with the Company provides that he will be employed at a monthly salary of $37,500. Each of the agreements with Messrs. Stead, Travis and Zine provides that the executive will be eligible to receive an annual bonus pursuant to Blockbuster’s Senior Executive Short-Term Incentive Plan at a target amount of 50% of the executive’s Salary, as defined in the plan. Bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the plan. The executives’ salary and bonus target amounts are subject to increase pursuant to the authority of the Senior Executive Compensation Committee to make individual compensation recommendations for such officers, as discussed above under “Meetings of Directors and Committees—Senior Executive Compensation Committee.” In the event of the termination of an executive’s employment without cause (as defined in the agreement) during the employment term, he will be entitled to receive his salary for 36 months after the date of termination, subject to mitigation after the first 12 months. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first 12 months, and his Blockbuster stock options, including options that would have vested during the employment term, will be exercisable for six months after the date of termination, but not beyond the original expiration date of such stock options.

In connection with Mr. Zine’s employment, the Company also made a loan to Mr. Zine with respect to income taxes payable in connection with his sign-on bonus, as discussed under “Certain Relationships and Related Transactions—Other Related Party Transactions.”

Report of the Senior Executive Compensation Committee on Executive Compensation

General

The Senior Executive Compensation Committee of the Board of Directors was appointed in July 1999 in connection with the Company’s initial public offering. Prior to such time, Viacom Inc.’s compensation committee determined the compensation for the Company’s executive officers. Subject to existing contractual obligations, since the date of its appointment, the Senior Executive Compensation Committee has reviewed and approved the compensation for the Company’s executive officers. Both members of this committee are independent directors.

Compensation Philosophy

The objectives of the executive compensation package for the Company’s executive officers include:

•	setting levels of annual salary and bonus compensation that will attract and retain superior executives in the highly competitive environment of the Company’s business;

•	providing annual bonus compensation for executive officers that varies with the Company’s financial performance;

•	providing long-term compensation that is tied to the Company’s stock price so as to focus the attention of the Company’s executive officers on managing the Company from the perspective of an owner with an equity stake; and

•	emphasizing performance-based compensation through annual bonus compensation and long-term compensation.

The Senior Executive Compensation Committee evaluates the competitiveness of its executive compensation packages based on information from a variety of sources, including information obtained by management from consultants relating to companies of similar size and information obtained from the Company’s own experience.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) of the Internal Revenue Code provides an exception to such limitation for certain performance-based compensation, and it is the intent of the Senior Executive Compensation Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company. Certain compensation under the Company’s 1999 Long-Term Management Incentive Plan and Senior Executive Short-Term Incentive Plan is intended to qualify for such exception. Section 162(m) of the Internal Revenue Code also includes an exception to the $1,000,000 deduction limitation for deferred compensation paid to an executive officer when such executive officer is no longer subject to Section 162(m).

Chief Executive Officer’s Fiscal 2002 Compensation

Mr. Antioco’s fiscal 2002 salary was determined pursuant to the terms of Mr. Antioco’s employment agreement, which provides for (i) a base salary of $1,000,000 and (ii) $600,000 of deferred salary in order to address Section 162(m) of the Internal Revenue Code. In addition, Mr. Antioco’s employment agreement provides for his annual eligibility for a bonus pursuant to the terms of Blockbuster’s Senior Executive Short-Term Incentive Plan. In accordance with the terms of such plan, the Senior Executive Compensation Committee established bonus performance criteria based on the Company’s Operating Income (as defined in the Senior Executive Short-Term Incentive Plan) for fiscal 2002. Under the terms of such plan, Mr. Antioco is eligible to receive a bonus of up to eight times his base salary and deferred compensation upon the Company’s achievement of the specified performance criteria, subject to the right of the Senior Executive Compensation Committee to reduce the amount of the bonus for any reason. Based on the Company’s level of Operating Income, as well as the Company’s overall financial performance during 2002, the Senior Executive Compensation Committee determined not to pay a bonus to Mr. Antioco for 2002. Pursuant to his employment agreement, during 2002, Mr. Antioco also received three grants of options to purchase an aggregate of 600,000 shares of the Company’s Class A Common Stock.

Compensation of Other Executive Officers

Fiscal 2002 compensation for the Company’s other executive officers was comprised of base salary and long-term compensation in the form of stock options.

Salary and Bonus.    Fiscal 2002 salary levels for executive officers were designed to be consistent with competitive practice and functional responsibility within the Company and were based on recommendations from the Chief Executive Officer. The Company’s executive officers were not paid bonuses for fiscal 2002, based on the same factors as were considered for the Chief Executive Officer.

Long-Term Compensation.    The Senior Executive Compensation Committee believes that the use of equity-based long-term compensation plans appropriately links executive interests to enhancing stockholder value. The Senior Executive Compensation Committee granted options to all of the Company’s executive officers in 2002. The size of the grant to each executive was based on recommendations from the Chief Executive Officer, who considered factors such as the executive’s functional responsibility and individual performance.

The Senior Executive Compensation Committee

Linda Griego

John L. Muething

Comparative Performance Graph

The following chart compares the cumulative total stockholder return on the Company’s Class A Common Stock over the period from August 11, 1999 to December 31, 2002, with the cumulative total return during such period of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Media General Financial Services Industry Group Index 743-Music & Video Stores (“MG Group Index”). The comparison assumes $100 was invested on August 11, 1999 in the Company’s Class A Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparison of Cumulative Total Return

of Blockbuster Inc., the S&P 500 Index and the MG Group Index

	8/11/99	12/31/99	6/30/00	12/31/00	6/30/01	12/31/01	6/30/02	12/31/02
BLOCKBUSTER INC.	100.00	89.32	64.92	56.36	123.14	170.32	182.11	83.08

S&P 500 INDEX	100.00	111.18	110.71	101.05	94.29	89.04	77.33	69.37

MG INDEX	100.00	78.94	59.96	44.18	95.40	132.45	147.06	103.45

AUDIT COMMITTEE

Audit Committee Report

As discussed above under “Meetings of Directors and Committees—Audit Committee,” a primary purpose of the Audit Committee is to assist the Board of Directors in overseeing the quality and integrity of the Company’s financial reports. In addition, the Audit Committee is directly responsible for the appointment and oversight of the work of the Company’s independent accountants. As part of its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The Audit Committee

Philippe P. Dauman

Linda Griego

John L. Muething

Audit and Non-Audit Fees

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year were $920,000.

Financial Information Systems Design and Implementation Fees

During the fiscal year ended December 31, 2002, PricewaterhouseCoopers LLP did not render any professional services to the Company relating to financial information systems design and implementation.

All Other Fees

The following table presents aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company during the fiscal year ended December 31, 2002, other than the services described above.

Statutory audit fees	$351,000
Tax fees	722,000
Management consulting fees	5,149,000
Other	216,000

Total all other fees	$6,438,000

Effective October 1, 2002, PricewaterhouseCoopers LLP sold its management consulting business, including the business unit providing these services, to IBM. As a result, management consulting services are no longer being provided to Blockbuster by PricewaterhouseCoopers LLP. The consulting fees shown above as “Management consulting fees” totaling $5,149,000 reflect payments made during the year with respect to services contracted for and commenced prior to October 1, 2002.

The Audit Committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. Pursuant to the terms of its charter, the Audit Committee has the authority to pre-approve all services provided by the Company’s independent accountants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Viacom Inc.

The Company and Viacom Inc. have entered into several agreements in connection with the Company’s initial public offering in August 1999 and a then-contemplated split-off, each of which is discussed below.

Initial Public Offering Agreement

General.    The Company has entered into an Initial Public Offering and Split-Off Agreement with Viacom Inc., which will be referred to in this Proxy Statement as the “IPO Agreement.” The IPO Agreement governs the respective rights and duties of the Company and Viacom with respect to certain offerings of the Company’s Common Stock and other securities, including a possible split-off of the Company from Viacom or similar transaction. In addition, the IPO Agreement sets forth certain covenants to which the Company has agreed for various periods following its initial public offering and certain other provisions that would be applicable in the event that Viacom were to determine to split-off Blockbuster.

Offerings of the Company’s Securities.    The Company has agreed to cooperate with Viacom in all respects to accomplish any primary offerings of the Company’s Common Stock and other securities while it is controlled by Viacom. The Company has also agreed that, at Viacom’s direction, it will promptly take all actions necessary or desirable to effect the foregoing, including the registration under the Securities Act of 1933, as amended, of shares of the Company’s capital stock that Viacom owns.

Expenses.    Unless otherwise provided for in the IPO Agreement or any other agreement, the Company has generally agreed to pay all costs and expenses relating to any primary offerings of the Company’s Common Stock and other securities of the Company while controlled by Viacom.

Access to Information.    Generally, the Company and Viacom have agreed to provide each other with, upon written request and subject to specified conditions, and for a specified period of time, access to information relating to the assets, business and operations of the requesting party. The Company and Viacom have agreed to keep their books and records for a specified period of time. In addition, the Company and Viacom have agreed to cooperate with each other to allow access to each other’s employees, to the extent they are necessary, to discuss and explain all requested information mentioned above and with respect to any claims brought against the other relating to the conduct of the Company’s business while controlled by Viacom.

Covenants.    The Company has agreed that, for so long as Viacom is required to consolidate its results of operations and financial position, the Company will:

(i)      provide Viacom with financial information regarding the Company and its subsidiaries;

(ii)     provide Viacom with copies of all quarterly and annual financial information and other reports and documents the Company intends to file with the Securities and Exchange Commission prior to such filings, as well as final copies upon filing, and to actively consult with Viacom with respect to any changes made to these reports;

(iii)    provide Viacom with copies of the Company’s budgets and financial projections, as well as the opportunity to meet with the Company’s management to discuss such budgets and projections;

(iv)    consult with Viacom regarding the timing and content of earnings releases and cooperate fully and cause the Company’s accountants to cooperate fully with Viacom in connection with any of the Company’s public filings;

(v)     consult with Viacom prior to making any changes regarding the auditors engaged by the Company which would result in the Company’s auditors being other than Viacom’s auditors, and use its reasonable best efforts to enable its auditors to complete their audit of the Company’s financial statements such that they will date their opinion the same date that Viacom’s auditors date their opinion on Viacom’s financial statements;

(vi)    provide to Viacom and its auditors all information required for Viacom to meet its schedule for the filing and distribution of Viacom’s financial statements;

(vii)   make the Company’s books and records available to Viacom and Viacom’s auditors, so that they may conduct reasonable audits relating to the Company’s financial statements;

(viii)  adhere to specified accounting standards;

(ix)    agree with Viacom on any changes to the Company’s accounting policies; and

(x)     agree with Viacom regarding the Company’s accounting estimates and principles.

Other Covenants.    The IPO Agreement also provides that for so long as Viacom beneficially owns 50% or more of the outstanding shares of the Company’s Common Stock, the Company may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention, or an event of default, by Viacom of:

(i)      any provision of applicable law or regulation, including but not limited to provisions pertaining to the Internal Revenue Code, or the Employee Retirement Income Security Act of 1974, as amended;

(ii)     any provision of Viacom’s certificate of incorporation or bylaws;

(iii)    any credit agreement or other material instrument binding upon Viacom; or

(iv)    any judgment, order or decree of any governmental body, agency or court having jurisdiction over Viacom or any of its assets.

Wherehouse Lease Guarantees.    In October 1998, about 380 Blockbuster Music stores were sold to Wherehouse Entertainment Inc. Some of the leases transferred in connection with this sale had previously been guaranteed either by Viacom or its affiliates. Under the IPO Agreement, we have agreed to indemnify Viacom Inc. with respect to any amount paid under these guarantees. On January 21, 2003, Wherehouse filed a petition for protection under Chapter 11 of U.S. bankruptcy law. Based on information regarding lease and guaranty expirations provided to us by Wherehouse in connection with its bankruptcy, we estimate that we are contingently liable for approximately $36.0 million. Of this amount, we have recorded a reserve of $18.7 million, which represents our estimate of the lease guaranty obligation associated with stores that Wherehouse has indicated it will vacate. The remaining $17.3 million of the contingency relates to stores Wherehouse has indicated it will continue to occupy and, therefore, we do not currently expect to have to perform under the related guarantees.

Options.    The Company granted to Viacom International Inc. a continuing option, assignable to Viacom Inc. and any of its subsidiaries, to purchase, under specified circumstances, additional shares of the Company’s Class B Common Stock or any shares of the Company’s nonvoting capital stock. These options may be exercised immediately prior to the issuance of any of the Company’s equity securities, (i) with respect to shares of the Company’s Class B Common Stock, only to the extent necessary to maintain Viacom International Inc.’s then-existing percentage of equity value and combined voting power of the Company’s two outstanding classes of Common Stock; and (ii) with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of the Company’s Class B Common Stock purchased upon any exercise of the options, subject to specified exceptions, is based on the market price of the

Company’s Class A Common Stock. The purchase price of nonvoting capital stock is the price at which such stock may be purchased by third parties. This option terminates when Viacom or its affiliates own less than 45% of the equity of the Company.

Indemnification Procedures.    The IPO Agreement sets forth the procedures that the Company and Viacom Inc. are to undertake if either of them demand to be indemnified by the other under any indemnification right given in any of the agreements between the Company and Viacom, other than the Tax Matters Agreement discussed below.

Release and Indemnification Agreement

The Company has entered into a Release and Indemnification Agreement with Viacom Inc., which will be referred to in this Proxy Statement as the “Indemnification Agreement,” under which the Company and Viacom have agreed to indemnify each other and to release each other with respect to certain matters.

Indemnification Relating to the Company’s Assets, Businesses and Operations.    The Company agreed to indemnify and hold harmless Viacom and certain of its affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns against any payments, losses, liabilities, damages, claims and expenses and costs arising out of or relating to:

(i)    the Company’s past, present and future assets, businesses and operations and other assets, businesses and operations managed by the Company or persons previously associated with the Company, except for assets, businesses and operations of Paramount Parks Inc., Spelling Entertainment Group Inc. and its subsidiaries, including Republic Entertainment Inc. and Worldvision Inc., Showtime Networks Inc., Virgin Interactive Entertainment Limited and Virgin Interactive Entertainment Inc.; and

(ii)    payments, expenses and costs that Viacom paid to a third party associated with the transfer of the Company’s assets, businesses and operations from certain Viacom entities to the Company and its subsidiaries.

Viacom similarly agreed to indemnify the Company and certain of its affiliates, and the Company’s and such affiliates’ respective officers, directors, employees, agents, heirs, executors, successors and assigns, for Viacom’s past, present and future assets, businesses and operations, except for assets, businesses and operations for which the Company agreed to indemnify Viacom. In addition, the Transition Services Agreement, the Registration Rights Agreement and the Tax Matters Agreement discussed below provide for indemnification between Viacom and the Company relating to the substance of such agreements.

Indemnification Relating to the Company’s Initial Public Offering and Other Offerings.    The Company generally agreed to indemnify Viacom and certain of Viacom’s affiliates against all liabilities arising out of any material untrue statements and omissions in any prospectus and any related registration statement filed with the Securities and Exchange Commission relating to the Company’s initial public offering or any other primary offering of the Company’s securities while controlled by Viacom. However, the Company’s indemnification of Viacom does not apply to information relating to Viacom, excluding information relating to the Company. Viacom agreed to indemnify the Company for this information.

Release Relating to Actions by Viacom Related to Viacom’s and the Company’s Assets, Businesses and Operations.    Subject to certain exceptions, the Company released Viacom and certain of its subsidiaries and affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns for all losses for any and all past actions and failures to take action relating to the Company’s and Viacom’s assets, businesses and operations. Viacom similarly released the Company.

Transition Services Agreement

The Company and Viacom Inc. have entered into a Transition Services Agreement under which Viacom is providing the Company with certain cash management, accounting, management information systems, legal, financial, tax and other services. These services may change upon agreement between the Company and Viacom, and the fee for these services is subject to adjustment. The charges for services under the Transition Services Agreement were $1.8 million during fiscal 2002. The Company also agreed to pay or reimburse Viacom for any out-of-pocket payments, costs and expenses associated with these services.

Registration Rights Agreement

The Company and Viacom Inc. have entered into a Registration Rights Agreement, which requires the Company, upon Viacom’s request, to use the Company’s reasonable best efforts to register under the applicable federal and state securities laws any of the shares of the Company’s equity securities held by Viacom for disposition in accordance with Viacom’s intended method of disposition, and to take such other actions as may be necessary to permit the sale in other jurisdictions, subject to specified limitations. Viacom also has the right to include the shares of the Company’s equity securities Viacom beneficially owns in other registrations of these equity securities that the Company initiates. Except for the Company’s legal and accounting fees and expenses, the Registration Rights Agreement provides that Viacom generally pays all or its pro rata portion of out-of-pocket costs and expenses relating to each such registration that Viacom requests or in which it participates. Subject to specified limitations, the registration rights will be assignable by Viacom and its assigns. The Registration Rights Agreement contains indemnification and contribution provisions that are customary in transactions similar to those contemplated by this document.

Tax Matters Agreement

After the completion of the Company’s initial public offering, the Company and certain of its subsidiaries continued to be included in Viacom Inc.’s consolidated group for U.S. federal income tax purposes and Viacom’s combined, consolidated or unitary group for various state and local income tax purposes (the “consolidated group”). The Company will continue to be included in the consolidated group as long as Viacom’s ownership of the Company is at least 80% of the total voting power and 80% of the equity value of the Company. As of March 7, 2003, Viacom owned 95.3% of the voting power and 80.4% of the equity value of the Company. At the time of the initial public offering, the Company and Viacom entered into a Tax Matters Agreement whereby for the taxable years and portions thereof prior to August 16, 1999, Viacom will pay all taxes for the consolidated group, including any liability resulting from adjustments to tax returns relating to such taxable years or portions thereof. The Company and its subsidiaries will continue to be liable for all taxes that are imposed on a separate return basis or on a combined, consolidated or unitary basis on a group of companies that includes only the Company and its subsidiaries.

The Tax Matters Agreement requires the Company to make payments to Viacom Inc. equal to the amount of income taxes which would be paid by the Company, subject to certain adjustments, if the Company had filed a stand-alone return for any taxable year or portion thereof beginning after August 16, 1999 in which the Company is included in the consolidated group. This would include any amounts determined to be due as a result of a redetermination of the tax liability of the Company arising from an audit or otherwise. With respect to some tax items attributable to the Company for periods following August 16, 1999, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company has a right of reimbursement or offset, which is determined based on the extent to which, and the time at which, such credits or losses could have been used by the Company if it had not been included in the consolidated group. This right to reimbursement or offset continues regardless of whether the Company is a member of the consolidated group at the time the attributes could have been used. The Company is only entitled to reimbursement for carryback items that it could use on a stand alone basis to the extent that such items result in an actual tax savings for the consolidated group. The Tax Matters Agreement also required the Company, if so requested by Viacom, to surrender all or a portion of specified U.K. tax loss carryovers generated by the Company’s subsidiaries that are resident in the United Kingdom to Viacom’s U.K. subsidiaries without any right to compensation. During the third quarter of 2002, Viacom notified the Company that the conditions pursuant to which Viacom would require the Company to surrender these losses were no longer applicable and, therefore, Viacom would not request the Company to surrender these U.K. tax loss carryovers. In the Tax Matters Agreement, the Company also agreed to pay Viacom an amount equal to any tax benefit the Company receives from the exercise of Viacom’s stock options by the Company’s employees, including in years that the Company is no longer included in Viacom’s consolidated group. The Company will also pay Viacom the amount of any income taxes with respect to income tax returns that include only the Company, which returns, as described below, will be filed by Viacom.

Viacom continues to have all the rights of a parent of a consolidated group filing consolidated federal income tax returns. Viacom has similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group. Viacom is the sole and exclusive agent for the Company in any and all matters relating to income taxes of the consolidated group. Viacom has sole and exclusive responsibility for the preparation and filing of all income tax returns or amended returns with respect to the consolidated group. Viacom has the sole right to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the consolidated group, except that Viacom is not entitled to compromise any such matter in a manner that would affect the Company’s liability under the Tax Matters Agreement without the Company’s consent, which may not be withheld unreasonably. Under the Tax Matters Agreement, Viacom has similar authority with regard to income tax returns that the Company files on a separate basis and related tax proceedings. This agreement may result in conflicts of interest between the Company and Viacom.

Provided that Viacom continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the Company’s outstanding capital stock, the Company will be included for federal income tax purposes in the consolidated group of which Viacom is the common parent. Viacom has stated that it is the current intention of Viacom and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, some of the Company’s subsidiaries also will be included with some of Viacom’s subsidiaries, other than the Company’s subsidiaries, in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of the consolidated group for federal income tax purposes will be liable for the federal income tax liability of each other member of the consolidated group. Similar principles will apply with respect to members of a combined group for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between the Company and Viacom during the period in which the Company is included in the consolidated group, the Company could be liable for the federal income tax liability of any other member of the consolidated group in the event any such liability is incurred, and not discharged, by such other member. The Tax Matters Agreement provides, however, that Viacom will indemnify the Company to the extent that, as a result of being a member of the consolidated group, the Company will become liable for the federal income tax liability of any other member of the consolidated group, other than the Company’s subsidiaries.

Other Arrangements with Viacom and its Affiliates

Interest Rate Swaps

In March 2001, the Company entered into two interest rate swaps with Viacom Inc. in order to obtain a fixed interest rate with respect to $400 million of its outstanding floating rate debt under its credit facility. The swaps fixed $200 million of the Company’s outstanding debt at an interest rate of 5.01% for two years and the other $200 million at an interest rate of 5.12% for two and one-half years. The Company’s effective interest rates also include a LIBOR spread payable under its credit facility. Including the effect of the LIBOR spread, the effective interest rates of the swaps are currently 6.26% and 6.37%, respectively. The swaps are subject to termination in the event that (i) Viacom ceases to own greater than 80% of the Company’s outstanding common stock or (ii) the Company no longer has any obligations under the term loan portion of its credit facility.

Paramount Pictures

The Company purchases certain movies for rental and sale directly from Paramount Pictures, a Viacom subsidiary. The Company’s total purchases from Paramount were $139.5 million for the year ended December 31, 2002. In addition, Paramount allows the Company to direct a portion of Paramount’s home video advertising expenditures. The Company received $4.1 million from Paramount in 2002 related to this arrangement.

Advertising with Viacom Affiliates

The Company uses a third-party agency to allocate its media placement and spending, based on specifications determined by the Company in accordance with independent market studies. The third-party agency conducts a competitive negotiation process with media outlets including Viacom affiliates, which are generally offered an opportunity of first refusal. During the year ended December 31, 2002, about $68.7 million of Blockbuster’s aggregate advertising expenditures were spent with Viacom affiliates, which represented 27.6% of the Company’s total advertising expenses during 2002.

Midway Games

Sumner M. Redstone and National Amusements, Inc. own an aggregate of about 28% of the common stock of Midway Games Inc. During the year ended December 31, 2002, the Company paid about $12.2 million for purchases of home video games from Midway. The Company believes that the terms of these purchases were no less favorable to the Company than would have been obtainable from parties in which there was no such ownership interest. The Company expects to purchase video games from Midway in the future.

Showtime Networks

The Company also has an agreement with Showtime Networks, Inc., a subsidiary of Viacom Inc., whereby the Company agreed to license from Showtime the exclusive domestic home video rights to up to 180 Showtime original motion pictures and other programs over the period from April 1, 2000 through March 31, 2005. The Company’s total purchases from Showtime were $3.6 million for the year ended December 31, 2002.

Other

There are various other agreements between the Company and Viacom Inc. and its affiliates, which the Company believes are not material to the Company or Viacom. The Company believes the terms of these agreements approximate those that would be available from third parties.

Other Related Party Transactions

Loan to Executive

In connection with the Company’s employment of Larry Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company, the Company agreed to loan Mr. Zine an amount equal to all federal, state and local income taxes payable in connection with his sign-on bonus. The Company loaned Mr. Zine $246,300, which loan bore interest at 5.25% compounded semi-annually. The Company also agreed to forgive the aggregate principal amount of the loan, together with any accrued interest thereon, on an income tax free basis in three installments on the first, second and third anniversaries of the commencement of Mr. Zine’s employment with the Company. The loan was fully forgiven in April 2002. Over the term of the loan, the Company forgave approximately $268,300 in principal and interest, including approximately $98,700 since the beginning of fiscal 2002, and paid approximately $184,000 of taxes on Mr. Zine’s behalf, including approximately $65,900 since the beginning of fiscal 2002. The largest aggregate amount of indebtedness outstanding since January 1, 2002 was approximately $98,700.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 2002, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been satisfied.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to ratification by the Company’s stockholders, in accordance with the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent accountants to audit the Company’s consolidated financial statements for fiscal 2003 and to render other services required of them. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2003.

STOCKHOLDER PROPOSALS

Stockholder proposals will be eligible for consideration for inclusion in the Proxy Statement and proxy relating to the Company’s 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by the office of the Secretary of the Company no later than December 12, 2003. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

In order for a proposal that is not intended to be included in the Proxy Statement to be considered timely in connection with the Company’s 2004 Annual Meeting of Stockholders, the proposal must also be received by the Company no later than December 12, 2003. For any such matter to be properly submitted as business to come before the Annual Meeting, the proposal must comply with the procedures specified in the Company’s bylaws. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

In addition to the requirements in the bylaws regarding stockholder proposals generally, the Company’s bylaws provide that a stockholder may nominate a person for election to the Board of Directors only if written notice of such nomination(s) is received by the Secretary within the time period set forth above and such notice includes certain specified information such as (i) the name and address of the nominating stockholder; (ii) the name, age, business address and principal occupation of the nominee; and (iii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required by the rules and regulations promulgated under the Securities Exchange Act. Our certificate of incorporation and bylaws provide that as long as Viacom beneficially owns 30% or more of the combined voting power of our outstanding common stock, Viacom is exempt from the advance notice provisions described in this paragraph.

OTHER BUSINESS

The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the meeting. However, should any other matter(s) properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interest of the Company.

MISCELLANEOUS

All costs incurred in the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Accompanying this Proxy Statement is a copy of the Company’s Annual Report for the fiscal year ended December 31, 2002. The Annual Report is not to be deemed a part of this Proxy Statement.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attn.: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

By Order of the Board of Directors,

Marilyn R. Post

Vice President and Secretary

April 11, 2003

APPENDIX A

BLOCKBUSTER INC.

AUDIT COMMITTEE CHARTER

(as amended March 25, 2003)

I.    Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) the quality and integrity of the Company’s financial reports and other financial information provided by the Company to its stockholders, the public and others; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent accountants’ qualifications, independence and performance; and (iv) the performance of the Company’s internal audit function, including its systems of internal controls. The Audit Committee’s functions also include preparation of the audit committee report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

II.    Composition

A.    Members; Qualifications

The Audit Committee shall consist of at least three directors, each of whom is “independent,” as defined by the rules of the Securities and Exchange Commission and the New York Stock Exchange. In addition, the collective qualifications of the members of the Audit Committee shall satisfy the requirements of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange with respect to financial expertise and experience. To the extent permitted by applicable law, the Audit Committee may delegate authority to its Chairman as it deems appropriate.

B.    Appointment, Removal and Replacement

The members of the Audit Committee shall be appointed annually by the Board of Directors in accordance with the Company’s bylaws and taking into account the recommendation of the Corporate Governance Committee of the Board of Directors. The members of the Audit Committee may be removed or replaced, and any vacancies on the Audit Committee shall be filled, in accordance with the Company’s bylaws and taking into account the recommendation of the Corporate Governance Committee of the Board of Directors.

C.    Chair

The Chair of the Audit Committee shall be elected by the Board of Directors, taking into account the recommendation of the Corporate Governance Committee of the Board of Directors.

III.    Meetings

The Audit Committee shall meet at least ten times per year, and shall meet more frequently as circumstances require. To effectuate the goal of fostering open communication, the Audit Committee shall meet periodically with the independent accountants, the Company’s internal audit group, management and the general counsel in separate executive sessions.

IV.    Duties and Responsibilities

A.    Independent Accountants

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the accounting firm employed by the Company for the purpose of preparing or issuing an audit report or related work (the “independent accountants”). The independent accountants are ultimately accountable to the

Board of Directors and the Audit Committee and shall report directly to the Audit Committee. In carrying out its responsibilities, the Audit Committee shall:

•	have the sole authority and responsibility to retain, evaluate, and, where appropriate, replace the independent accountants (subject, if applicable, to stockholder approval or ratification), including the authority to pre-approve all audit and non-audit services to be provided by the independent accountants and the related fees;

•	at least annually, obtain and review a report by the independent accountants regarding the independent accountants’ internal controls and independence, including a description of (i) the independent accountants’ internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the accounting firm, and any steps taken to deal with any such issues;

•	in order to assess the independent accountants’ independence, at least annually, obtain and review a formal written statement by the independent accountants delineating all relationships between the independent accountants and the Company;

•	actively engage in a dialogue with the independent accountants with respect to any disclosed relationships between the independent accountants and the Company or services that may impact the objectivity and independence of the independent accountants;

•	pre-approve the hiring of (i) any employee or former employee of the independent accountants who was a member of the Company’s audit team during the preceding three fiscal years; and (ii) any employee or former employee of the independent accountants (within the preceding three fiscal years) for senior positions within the Company, regardless of whether that person was a member of the Company’s audit team;

•	oversee resolution of disagreements between management and the independent accountants regarding financial reporting; and

•	at least annually, evaluate, and report to the full Board of Directors on, the performance, qualifications and independence of the Company’s independent accountants and the lead partner for the Company’s account, including a review and evaluation of the lead partner’s rotation schedule.

B.    Financial Reporting

In carrying out its responsibilities with respect to oversight of the Company’s financial reporting, the Audit Committee shall:

•	review and discuss with management and the independent accountants the Company’s annual audited financial statements and quarterly financial statements, including a discussion of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	review the scope and results of the independent accountants’ audit of the Company’s annual financial statements, accompanying footnotes and its report thereon, including any significant changes required in the independent accountants’ audit plans;

•	discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 71, as modified by Statement on Auditing Standards No. 90 and as may be further modified;

•

review and discuss with management and the independent accountants major issues regarding accounting principles and financial statement presentations, including matters such as (i) the selection, application and disclosure of critical accounting policies; (ii) major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies;

(iii) the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (iv) other significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative treatments of financial information permitted within GAAP;

•	discuss earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	review and discuss with management, the internal audit staff, and the independent accountants the Company’s policies with respect to risk assessment and risk management, as well as major risk exposures and the process used to manage those exposures that could have a material effect on the Company’s financial statements; and

•	review and discuss related party transactions with management and the independent accountants.

C.    Internal Audit

In carrying out its responsibilities with respect to oversight of the Company’s internal audit function, the Audit Committee shall:

•	review the proposed scope and plan of the work to be done by the Company’s internal audit group and the coordination of such plans with the independent accountants;

•	review with the independent accountants the responsibilities, budget and staffing of the Company’s internal audit function;

•	review and discuss with management, the independent accountants and the Company’s internal audit group (i) the adequacy and effectiveness of the Company’s system of internal controls, including management’s assessment thereof; and (ii) related recommendations of the independent accountants and management responses; and

•	establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

D.    Compliance with Legal and Regulatory Requirements

In carrying out its responsibilities with respect to oversight of the Company’s compliance with legal and regulatory requirements, the Audit Committee shall:

•	review with management, and any internal or external counsel as the Audit Committee considers appropriate, any legal matters (including the status of pending litigation) that may have a material impact on the Company and any material reports or inquiries from regulatory or governmental agencies;

•	review with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities; and

•	obtain reports from management, the Company’s internal audit group and the independent accountants regarding compliance with applicable legal and regulatory requirements.

E.    Reports to the Board

The Audit Committee shall make regular reports to the Board of Directors, which should include reviews of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent accountants, or the performance of the internal audit function.

V.    Annual Performance Evaluation

The Audit Committee shall review its own performance annually and report to the Board of Directors the results of such evaluation.

VI.    Annual Charter Assessment

The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board of Directors for approval.

VII.    Outside Advisors; Scope of Responsibilities

The Audit Committee shall have the authority to engage, and determine the fees of, independent counsel and other advisors as it determines necessary to carry out its duties. The Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent accountants to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

PROXY

PROXY-ANNUAL MEETING OF STOCKHOLDERS

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John F. Antioco and Nigel Travis as Proxies, each with the power to act without the other and with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Blockbuster Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at Blockbuster Inc.’s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on May 20, 2003, at 10:00 a.m., Dallas time, upon such business as may properly come before the meeting or any adjournments thereof, including the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued and to be signed and dated on reverse side.)

FOLD AND DETACH HERE

X	Please mark your
votes as in this
example.

The Board of Directors recommends that stockholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.

1. Election of Class I Directors.	FOR WITHHELD
☐ ☐

Nominees:

Philippe P. Dauman

Richard J. Bressler

FOR, except vote withheld from the following nominee(s):

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.	FOR AGAINST ABSTAIN ☐ ☐ ☐

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

SIGNATURE(S)                                 DATE

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY BY DETACHING THE TOP PORTION OF THIS SHEET AND RETURNING IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.